Exhibit 107

EX-Filing Fees

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

BlackRock Private Credit Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Value

	Transaction Value	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$11,938,536.40(1)	0.00014760	$1,762.13(2)

Fees Previously Paid			$1,762.13

Total Transaction Value	$11,938,536.40(1)

Total Fees Due for Filing			$1,762.13

Total Fees Previously Paid			$1,762.13

Total Fee Offsets			—

Net Fee Due			—

(1)

Calculated as the aggregate maximum purchase price based upon the net asset value per share as of December 31, 2023 of $24.85 and the offer to purchase up to 480,424 shares. The fee of $1,762.13 was paid in connection with the filing of the Schedule TO-I by BlackRock Private Credit Fund (File No. 005-94050) on January 31, 2024 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(2)

Calculated at $147.60 per $1,000,000 of the Transaction Value in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024 and previously paid.